UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 9, 2010

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Mr. Ransom J. Parker became the President and Chief Executive Officer and a member of the Board of Directors of Hooper Holmes, Inc. (the “Company”), effective September 15, 2010. On December 9, 2010, the Company entered into each of an Employment Agreement and a Relocation Agreement with Mr. Parker. The Employment Agreement and the Relocation Agreement were contemplated by the offer letter, dated September 13, 2010, entered into by the Company and Mr. Parker in connection with Mr. Parker's appointment as President and Chief Executive Officer of the Company.

The Employment Agreement

Mr. Parker's Employment Agreement is effective as of September 15, 2010 and provides for an initial two-year term, which shall automatically renew for an additional one year unless earlier terminated in accordance with its terms.

Pursuant to the Employment Agreement, Mr. Parker will be paid a base salary of $400,000 per year, will be entitled to receive a bonus award targeted at $200,000 and ranging up to $400,000, payable after one year of employment, based upon his achieving mutually agreed upon performance measures approved by the Company's Board, and thereafter will be eligible to participate in the Company's annual bonus or incentive compensation plans and programs, long-term incentive and/or equity compensation plans, and any retirement and other benefit plans and programs as may be in effect or adopted by the Company from time to time. The Employment Agreement also provides that Mr. Parker is eligible to participate in the Company's Executive Officer Company Car benefit.

In the Employment Agreement, Mr. Parker acknowledges that he has entered into an Executive Change-in-Control Agreement with the Company.

If Mr. Parker's employment is terminated for any reason, Mr. Parker will be entitled to receive (i) any accrued and unpaid base salary, (ii) any unreimbursed business expenses, and (iii) any accrued and unused vacation time.

In addition, if Mr. Parker's employment is terminated by the Company other than for Cause or if he resigns for Good Reason (within the meanings given to such terms in the Employment Agreement), and upon the execution and delivery of a release by Mr. Parker in favor of the Company, Mr. Parker will be entitled to receive his base salary for the longer of (x) the balance of the then-current employment term or (y) the one-year period following the date of termination, payable in a single lump-sum distribution within fifteen days after the date of termination, provided, however, that in the event of a termination for Good Reason, if at such time Mr. Parker is considered a specified employee under Section 409A of the Internal Revenue Code of 1986, as amended, then the Company will defer the payment until the first day of the seventh month following the date of termination (or, if earlier, Mr. Parker's death or such earliest other date permissible under Section 409A). Also, for the one-year period following the date of such termination by the Company other than for Cause or by Mr. Parker for Good Reason, (a) the Company will reimburse Mr. Parker, to the extent he elects and enrolls in COBRA continuation coverage, for his monthly COBRA premiums, (b) Mr. Parker shall have the right, at the Company's expense, to continue his participation in the Company's Executive Basic Life Insurance Plan, and (c) the Company will pay Mr. Parker a car allowance of $700 per month; provided, that to the extent the payments under clauses (a) and (c) above are not exempt from Section 409A, any payments that cannot be paid during the six-month period after the date of termination will be postponed until the first day of the seventh month following the date of termination or, if earlier, Mr. Parker's death.

The Employment Agreement also provides that Mr. Parker will be subject to confidentiality provisions and, for a period of one year following the termination of his employment, non-competition and non-solicitation restrictions.

The Relocation Agreement

The Relocation Agreement provides that Mr. Parker will use all reasonable efforts to relocate his primary place of residence to New Jersey by January 31, 2011, at a location within a reasonable daily commuting distance of the Company's principal office in Basking Ridge. In connection with such relocation, the Company will (a) pay to Mr. Parker $50,000, upon his securing and occupying such a residence, (b) reimburse Mr. Parker for his actual, reasonably documented moving expenses, up to $15,000, and (c) reimburse Mr. Parker for temporary living expenses until the earlier of (x) the date on which he occupies a New Jersey residence and (y) January 31, 2011.

The foregoing summaries of the material terms of Mr. Parker's Employment Agreement and Relocation Agreement are qualified in their entirety by reference to the full text of such agreements, which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number    Exhibit Description

10.1    Employment Agreement, dated December 9, 2010, between the Company and Ransom J. Parker.

10.2    Relocation Agreement, dated December 9, 2010, between the Company and Ransom J. Parker.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date:    December 9, 2010
By: /s/ Mark C. Rosenblum
Mark C. Rosenblum
Senior Vice President,
General Counsel and
Secretary